                                  EXHIBIT 23

                       Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements and Post-Effective Amendments on Form S-3 (File Nos. 33-65674, 33-58548, 33-49062, 33-46146, 33-40990, 33-37226, 33-25797, 33-21143, 33-16141 and 33-3663) of
Lehman Brothers Holdings Inc. of our report dated February 3, 1994, except for
Note 2, as to which the date is April 4, 1994 with respect to the consolidated financial statements and schedules of Lehman Brothers Holdings Inc. and Subsidiaries included in its Current Report on Form 8-K dated April 14, 1994, which supersedes in its entirety the consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993.


                                                        Ernst & Young


New York, New York
April 14, 1994